Exhibit 23.2

             CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated May 2, 1997 appearing on page F-1 of Pharmhouse Corp.'s Annual Report on Form 10-K for the year ended February 1, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page F-20 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts."


Price Waterhouse LLP
New York, New York
May 27, 1997